Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

Cimarex Reports Third-Quarter 2008 Financial Results

DENVER, November 4, 2008 - Cimarex Energy Co. (NYSE: XEC) today reported third-quarter 2008 operating results. For the quarter, adjusted net income was $185.2 million, or $2.19 per diluted share. Cimarex’s adjusted net income excludes a $657.1 million ($417.4 million after-tax) full-cost, non-cash ceiling test write-down which is typically not included in security analyst’s published estimates(1&2).

Including the non-cash, full-cost write-down, Cimarex reported a net loss for the quarter of $232.1 million, or $2.85 per common share. This compares to third-quarter 2007 earnings of $73.2 million, or $0.87 per diluted share. Quarter-end gas prices fell sharply to an average of approximately $4.50 per Mcf in the Permian and Mid-Continent where Cimarex produces over 80% of its gas, resulting in the full-cost write-down.

Revenues from oil and gas sales in the third quarter of 2008 were $552.4 million, compared to $327.8 million in the same period of 2007. Third-quarter 2008 cash flow from operations totaled $414.2 million versus $235.3 million in the same period of 2007(2).

The increase in third-quarter 2008 revenues and cash flow is primarily a result of higher oil and gas prices and growing production. Third-quarter 2008 gas prices increased 52% to $9.76 per Mcf and oil rose 60% to $114.87 per barrel from the same period of 2007. Oil and gas prices at the end of the third-quarter fell sharply, which resulted in Cimarex taking a non-cash, full-cost write-down.

Third-quarter 2008 daily oil and gas production grew 8% over last year’s third quarter to 484.9 million cubic feet equivalent per day (MMcfe/d). Gas production in the latest quarter averaged 349.3 million cubic feet per day, an increase of 7% over the third-quarter 2007 and oil production grew 10% to an average of 22,607 barrels per day. Production grew despite hurricanes Gustav and Ike reducing third-quarter 2008 volumes by approximately 15 MMcfe/d.

For the nine months ended September 30, 2008, net income was $147.0 million, or $1.74 per diluted share, as compared to $216.5 million, or $2.56 per diluted share, for the first nine months of 2007. The lower 2008 earnings is a result of the $657.1 million ($417.4 million after-tax) non-cash, full-cost write-down taken in the current quarter. Cash flow from operations for the first nine months of 2008 was $1.2 billion versus $687.0 million in the same period of 2007(1).

Capital
Third-quarter 2008 exploration and development expenditures were $418.9 million as compared to $234.2 million in the third quarter of 2007. In the third quarter of 2008, Cimarex drilled 124 gross (74 net) wells, completing 97% as producers. Exploration and development capital investment for 2008 is projected to be approximately $1.4 billion.

Outlook
Fourth-quarter 2008 oil and gas production volumes are projected to range between 488 - 498 MMcfe/d, resulting in full-year 2008 production volumes of 484 - 487 MMcfe/d. The remaining impact from the hurricanes is expected to reduce fourth-quarter production on average approximately 8-10 MMcfe/d.

Expenses for the fourth quarter of 2008 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.15 - $1.25
Transportation expense	0.20 - 0.25
DD&A and ARO accretion	2.75 - 2.95
General and administrative expense	0.28 - 0.32
Production taxes (% of oil and gas revenue)	6.5% - 7.5%

(1)
At each quarter-end, a full cost pool impairment evaluation is calculated using period end pricing which compares the after-tax present value at 10% of estimated future proved reserves (“full cost ceiling limit”) to the proved properties net book-value. If the proved properties net book-value exceeds the full cost ceiling limit, a write-down of the excess must be charged to expense.

(2)	Adjusted net income and Cash Flow from Operations are non-GAAP financial measure. See below for a reconciliation of the related amounts.

Conference call and web cast
Cimarex will host a follow-up conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial (888) 603-6873 and reference call ID # 69548653 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 69548653. The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

RECONCILIATION OF ADJUSTED NET INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands, except per share data)

Net income (loss)	$(232,129)	$73,156	$147,014	$216,491
Impairment of oil and gas properties, net of tax	417,353	—	417,353	—
Adjusted net income	$185,224	$73,156	$564,367	$216,491

Diluted earnings (loss) per share	$(2.85)	$0.87	$1.74	$2.56
Adjusted diluted earnings per share	$2.19	$0.87	$6.69	$2.56

Diluted average shares outstanding	81,572	84,025	84,389	84,418
Adjusted diluted shares outstanding	84,454	84,025	84,389	84,418

Adjusted net income and adjusted earnings per diluted share excludes the impairment of oil and gas properties because management believes this item affects the comparability of operating results. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because:

a) Management uses adjusted net income to evaluate the company's operational trends and performance relative to other oil and gas exploration and production companies.

b) Adjusted net income available to common stockholders is more comparable to earnings estimates provided by research analysts.

Adjusted diluted average shares outstanding for the three months ended September 30, 2008 include shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)

Net cash provided by operating activities	$443,157	$259,906	$1,140,709	$693,169
Change in operating assets and liabilities	(28,982)	(24,653)	43,799	(6,212)

Cash flow from operations	$414,175	$235,253	$1,184,508	$686,957

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Total production - Mcf	32,135,957	29,921,053	95,217,617	88,559,832
Gas volume - Mcf per day	349,304	325,229	347,510	324,395
Gas price - per Mcf (before hedge effect)	$9.79	$6.04	$9.58	$6.59
Effect of hedges	$(0.03)	$0.39	—	$0.23
Gas price - per Mcf (after hedge effect)	$9.76	$6.43	$9.58	$6.82

Total production - barrels	2,079,835	1,889,376	6,195,523	5,450,911
Oil volume - barrels per day	22,607	20,537	22,611	19,967
Oil price - per barrel	$114.87	$71.63	$110.26	$62.99

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)

Acquisition of properties	$120	$41,111	$1,489	$41,134
Exploration and development	418,941	234,188	1,085,794	716,567
Total oil and gas expenditures	419,061	275,299	1,087,283	757,701

Sale proceeds	—	(1,825)	—	(22,705)
	$419,061	$273,474	$1,087,283	$734,996

CONDENSED INCOME STATEMENTS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)

Revenues:
Gas sales	$313,523	$192,423	$912,443	$603,650
Oil sales	238,918	135,335	683,109	343,329
Gas gathering, processing and other	23,245	14,773	71,226	42,425
Gas marketing, net	863	1,222	3,230	3,308
	576,549	343,753	1,670,008	992,712
Costs and expenses:
Impairment of oil and gas properties	657,146	—	657,146	—
Depreciation, depletion and amortization	147,432	117,634	406,189	339,315
Asset retirement obligation	1,978	2,124	5,434	7,114
Production	55,362	55,945	156,506	151,866
Transportation	10,621	6,882	29,551	19,110
Gas gathering and processing	11,882	6,859	34,284	21,995
Taxes other than income	39,097	22,397	109,453	66,826
General and administrative	12,377	10,922	37,837	35,531
Stock compensation, net	2,791	2,800	7,432	8,068
Other operating, net	11,871	3,867	12,992	6,182
	950,557	229,430	1,456,824	656,007

Operating income (loss)	(374,008)	114,323	213,184	336,705

Other (income) and expense:
Interest expense	7,795	9,274	23,963	28,736
Capitalized interest	(5,671)	(4,990)	(14,930)	(14,979)
Amortization of fair value of debt	(191)	(191)	(572)	(1,718)
Gain on early extinguishment of debt	—	—	—	(5,099)
Other, net	(8,086)	(5,316)	(16,610)	(12,222)

Income (loss) before income tax	(367,855)	115,546	221,333	341,987
Income tax expense (benefit)	(135,726)	42,390	74,319	125,496

Net income (loss)	$(232,129)	$73,156	$147,014	$216,491

Earnings (loss) per share:
Basic	$(2.85)	$0.90	$1.81	$2.64
Diluted	$(2.85)	$0.87	$1.74	$2.56

Weighted average shares outstanding:
Basic	81,572	81,568	81,445	82,022
Diluted	81,572	84,025	84,389	84,418

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(232,129)	$73,156	$147,014	$216,491
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Impairment of oil and gas properties	657,146	—	657,146	—
Depreciation, depletion and amortization	147,432	117,634	406,189	339,315
Asset retirement obligation	1,978	2,124	5,434	7,114
Deferred income taxes	(162,794)	42,390	(38,332)	125,496
Stock compensation, net	2,791	2,800	7,432	8,068
Gain on liquidation of equity investees	—	(3,015)	—	(3,015)
Other	(249)	164	(375)	(6,512)
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	82,375	7,902	(20,762)	19,643
(Increase) decrease in other current assets	(13,622)	4,517	(59,669)	(4,451)
Increase (decrease) in accounts payable and accrued liabilities	(38,005)	17,607	39,747	(1,255)
Decrease in other non-current liabilities	(1,766)	(5,373)	(3,115)	(7,725)
Net cash provided by operating activities	443,157	259,906	1,140,709	693,169
Cash flows from investing activities:
Oil and gas expenditures	(385,651)	(280,262)	(1,026,719)	(753,491)
Proceeds from sale of assets	79	1,666	434	23,196
Distributions received from equity investees	—	3,015	—	3,015
Sales of short-term investments	2,227	—	9,288	—
Other expenditures	(22,167)	(3,601)	(43,253)	(10,991)
Net cash used by investing activities	(405,512)	(279,182)	(1,060,250)	(738,271)
Cash flows from financing activities:
Net increase (decrease) in bank debt	—	39,000	—	(56,000)
Increase in other long-term debt	—	—	—	350,000
Decrease in other long-term debt	—	—	—	(204,360)
Financing costs incurred	—	(1)	(50)	(6,099)
Treasury stock acquired	—	(36,643)	—	(42,266)
Dividends paid	(5,033)	(3,348)	(15,007)	(10,095)
Issuance of common stock and other	(30)	880	12,931	8,897
Net cash provided by (used in) financing activities	(5,063)	(112)	(2,126)	40,077
Net change in cash and cash equivalents	32,582	(19,388)	78,333	(5,025)
Cash and cash equivalents at beginning of period	168,801	19,411	123,050	5,048
Cash and cash equivalents at end of period	$201,383	$23	$201,383	$23

BALANCE SHEETS (unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands, except share data)
Assets

Current assets:
Cash and cash equivalents	$201,383	$123,050
Restricted cash	500	—
Short-term investments	5,133	14,391
Receivables, net	336,089	315,327
Inventories	112,972	29,642
Deferred income taxes	4,543	5,697
Derivative instruments	7,156	12,124
Other current assets	6,555	64,346
Total current assets	674,331	564,577
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	6,569,058	5,545,977
Unproved properties and properties under development, not being amortized	434,550	364,618
	7,003,608	5,910,595
Less – accumulated depreciation, depletion and amortization	(2,988,075)	(1,938,863)
Net oil and gas properties	4,015,533	3,971,732
Fixed assets, net	116,875	90,584
Goodwill	691,432	691,432
Other assets, net	80,869	44,469
	$5,579,040	$5,362,794
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,793	$52,671
Accrued liabilities	304,266	240,387
Revenue payable	160,063	131,513
Total current liabilities	527,122	424,571
Long-term debt	486,587	487,159
Deferred income taxes	1,027,949	1,076,223
Other liabilities	133,958	115,554
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 84,157,024 and 83,620,480 shares issued, respectively	842	836
Treasury stock, at cost, 885,392 and 1,078,822 shares held, respectively	(33,344)	(40,628)
Paid-in capital	1,851,031	1,842,690
Retained earnings	1,580,728	1,448,763
Accumulated other comprehensive income	4,167	7,626
	3,403,424	3,259,287
	$5,579,040	$5,362,794